Exhibit 10.1

August 20, 2013

Alan J. M. Haughie

Dear Alan,

We are pleased to extend to you this offer of employment for the position of Senior Vice President and Chief Financial Officer of The ServiceMaster Company.  In this position, you will report to Rob Gillette, Chief Executive Officer.  Your effective start date will be a date to be mutually agreed upon.

Base Salary

Your Base Salary in this position will be at an annual rate of $550,000.00.  This will be paid on the 15th and the last business day of each month.

Merit Increase Eligibility

ServiceMaster has a pay for performance philosophy.  An annual merit increase is based on the annual performance review for the current calendar year and is effective the following April 1.  If you are hired on or before October 31, you will be eligible to receive a merit increase the following April.  If hired on or after November 1, you will not be eligible for a merit increase during the upcoming merit review process.

Annual Bonus Plan (ABP)

In this position, you will be eligible to participate in the 2013 Annual Bonus Plan, as amended (“ABP”), with a Target of 70% of your Base Salary.  Any payout is generally in mid-March of the following year, subject to all thresholds and requirements of the ABP, including applicable individual performance goals and targets.  In lieu of your actual 2013 ABP payout, you will be paid the guaranteed amount of $350,000, payable no later than 30 days following your hire date.  For subsequent years, you will be eligible to receive an annual bonus with a Target of 70% of your Base Salary.

Sign-On Bonus

You will receive a $250,000 sign-on bonus payable 30 days following your hire date.  You will be required to sign a Sign-On Bonus Repayment Agreement, with a two-year term, included with your new hire paperwork.

Equity

Upon approval by the Compensation Committee of the Board of Directors, you will have the opportunity to participate in the ServiceMaster Global Holdings, Inc. Stock Incentive Plan, as

amended and restated (“MSIP”), by investing up to an aggregate value of $1,000,000 with a minimum required investment of $500,000 at the next offering of the sale of shares following your start date.  The value of the shares at the time of your purchase will be the Fair Market Value (as defined in the MSIP documents), as determined by the Compensation Committee of the Board of Directors.  The number of shares you receive will be determined by dividing the amount of your investment by the Fair Market Value per share.

Upon approval by the Compensation Committee, you will also be granted four (4) options for each share purchased.  Each option will have a strike price equal to the Fair Market Value of a share of stock at the time of the grant of the options.

Upon approval by the Compensation Committee, you will also be granted 75,000 restricted stock units (RSUs) that will vest in equal installments on the first three anniversaries of the date of the grant.

Additional information on the MSIP, including the MSIP documents, will be provided to you.

All compensation, including Base Salary, bonus and incentive payments will be subject to applicable payroll withholding and deductions.  The Company reserves the right, in its sole discretion, to at any time revise, modify, suspend, or withdraw any compensation, ABP, MSIP or other bonus plans, as to participation level, payout metrics, eligibility, timing or other features of the plan.

Paid Time Off

You are also eligible for four weeks (twenty business days) vacation in addition to personal days, sick time and holidays.  Please refer to your associate handbook for details about time off accruals and observed holidays.

Benefits

ServiceMaster offers you a comprehensive and flexible benefits package that allows you to choose coverage that best meets your needs.  Regular, full-time associates are eligible to participate in medical, dental, vision, disability and life insurance, the legal services plan, and reimbursement accounts.  Coverage for most plans is effective the first of the month following or coincident with three consecutive months of service; however, disability coverage is effective the day following the completion of twelve consecutive months of service.  The ServiceMaster LifeManagement Program—ServiceMaster’s EAP—is available to you and your immediate family members on your first day of employment.

The ServiceMaster Profit Sharing and Retirement Plan provides you a convenient way to save for retirement.  You will be automatically enrolled in the 401(k) at a 3% contribution rate after completing 90 days of service.  You may increase, decrease, or stop your 401(k) contributions at any time before or after your automatic contributions to the plan begin.

ServiceMaster will reimburse you for the cost of your COBRA benefit continuation coverage until your ServiceMaster benefit coverage effective date.  If you choose to not enroll in ServiceMaster’s benefits, your COBRA reimbursement will not continue beyond your ServiceMaster coverage effective date.

Additional information on all health and welfare and retirement benefits will be mailed to your home address approximately six weeks after your date of hire.

Relocation

You will receive the Tier 4 relocation package per the attached relocation policy.  You will be required to sign a Relocation Repayment Agreement, included with your new hire paperwork.  Please contact Andrea Hough, who will be handling your relocation, at 901-597-7822 if you have any questions.

Conditions of Employment

This offer of employment is contingent upon successfully passing a drug-screening test and criminal background check, and education verification if applicable.  This offer is also contingent upon the completion of verification of the facts you have provided on your application for employment and for I-9 purposes.

This offer of employment is also contingent on your execution of a ServiceMaster Non-Compete/Non-Solicitation/Confidentiality agreement (enclosed) and your agreement to utilize ServiceMaster’s alternative dispute resolution program We Listen to resolve any and all work-related disputes/concerns and to arbitrate such disputes if they are not resolved (enclosed).

This letter shall not constitute an employment contract and nothing herein changes your status as an “at-will” employee.

If you have any questions please do not hesitate to call me at 901-597-2350 or Jed Norden at 901-597-1852.  Please return your signed offer letter, along with the completed enclosures, to me within seven (7) days of the date of this offer letter.

Alan, we look forward to having you as a key member of the ServiceMaster team.  Our success hinges upon the people who make up our organization and we are excited about the strength you will lend to our team.

Sincerely,

/s/ Robert J. Gillette
Robert J. Gillette
Chief Executive Officer

I accept this offer of employment under the terms and conditions set forth above.

Signature:	/s/ Alan J. M. Haughie	Date:	August 26, 2013